CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-232139 on Form N-14 of our reports dated February 22, 2019, relating to the financial statements and financial highlights of Great-West T. Rowe Price Equity Income Fund and Great-West Putnam Equity Income Fund, two of the series of Great-West Funds, Inc. (the “Funds”), appearing in the corresponding Annual Reports on Forms N-CSR of the Funds for the year ended December 31, 2018, and to the references to us on the cover page of the Proxy Statement/Prospectus and under the headings “Service Providers” and “Financial Highlights” in the Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
August 22, 2019